Exhibit (2)(g)(1)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

ENTERED INTO BETWEEN

IQ INVESTMENT ADVISORS LLC

AND

DOW 30SM PREMIUM & DIVIDEND INCOME FUND INC.

This Investment Advisory Agreement (the “Agreement”) is entered into as of             , 2005 by and between the DOW 30SM PREMIUM & DIVIDEND INCOME FUND INC. (the “Fund”), a corporation duly organized and existing under the laws of the State of Maryland, and IQ INVESTMENT ADVISORS LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Adviser”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is engaged principally in rendering management and investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Adviser is willing to provide management and investment advisory services to the Fund on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Fund and the Adviser agree as follows:

1. Investment Description; Appointment

(a) Investment Description. The Fund will invest and reinvest its assets in accordance with the investment objective(s), policies and limitations specified in the prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Fund’s Registration Statement on Form N-2, as may be periodically amended.

(b) Appointment of Adviser. The Fund hereby employs the Adviser to act as a manager and investment adviser of the Fund and to furnish, or arrange for its affiliates or other subadvisers to furnish, the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Directors of the Fund, for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set for the compensation provided for herein. The Adviser and its affiliates for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

2. Duties of the Investment Adviser

(a) Management and Administrative Services. The Adviser shall perform, or arrange for its affiliates to perform, the management and administrative services necessary for the operation of the Fund, including administering shareholder accounts and handling shareholder relations. The Adviser shall provide the Fund with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board of Directors, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Fund, shall conduct relations with custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser generally shall monitor the Fund’s compliance with investment policies and restrictions as set forth in filings made by the Fund under the federal securities laws. The Adviser shall make reports to the Board of Directors of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable.

(b) Investment Advisory Services. Subject to the supervision, direction and approval of the Board, the Adviser will conduct a continual program of investment, evaluation, sale, and reinvestment of the Fund’s assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (a) obtain and evaluate pertinent economic, financial, and other information affecting the economy generally and certain investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Fund; (b) make investment decisions for the Fund; (c) place purchase and sale orders for portfolio transactions on behalf of the Fund and manage otherwise uninvested cash assets of the Fund; (d) arrange for the pricing of Fund securities; (e) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Fund (in such respect, and only for this limited purpose, the Adviser will act as the Fund’s agent and attorney-in-fact); (f) employ professional portfolio managers and securities analysts who provide research services to the Fund; and (g) make decisions with respect to the use by the Fund of borrowing for leverage or other investment purposes. The Adviser will in general take such action as is appropriate to effectively manage the Fund’s investment practices. In addition,

(i) The Adviser will maintain and preserve the records specified in Section 15 of this Agreement and any other records related to the Fund’s transactions as are required under any applicable state or federal securities law or regulation including: the 1940 Act, the Securities Exchange Act of 1934 (the “1934 Act”), and the Investment Advisers Act of 1940 (the “Advisers Act”).

(ii) The Adviser will comply with Board Procedures provided to the Adviser by the Fund. The Adviser will notify the Fund as soon as reasonably practicable upon detection of any material breach of such Board Procedures.

(iii) The Adviser will maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, a copy of which will be provided to the Fund, and will institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser will follow such Code of Ethics in performing its services under this Agreement. Further, the Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which it will provide to the Fund upon any reasonable request.

(iv) The Adviser will manage the investment and reinvestment of the assets of the Fund in a manner consistent with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Adviser will manage the Fund’s assets in accordance with the Fund’s investment objectives and policies as stated in the Prospectus. The Adviser also will manage the investments of the Fund in a manner consistent with any and all applicable investment restrictions (including diversification requirements) contained in the 1940 Act and the rules and regulations under the Act, any SEC no-action letter or order applicable to the Fund, and any applicable state securities law or regulation.

(c) Subadvisers. In carrying out its responsibilities hereunder, the Adviser may employ, retain or otherwise avail itself of the services of other persons or entities including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. However, if the Adviser chooses to retain or avail itself of the services of another person or entity to manage assets of the Fund (a “Subadviser”), such other person or entity must be (i) registered as an investment adviser under the Advisers Act, (ii) retained at the Adviser’s own cost and expense, and (iii) retained subject to the requirements of Section 15 of the Investment Company Act. Retention of one or more Subadvisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible for all acts and omissions of such Subadvisers, or other persons or entities, in connection with the performance of the Adviser’s duties hereunder.

3. Information and Reports

(a) The Adviser will keep the Fund informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser will provide the Fund and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request. Additionally, prior to each Board meeting, the Adviser will provide the Board, or cause any Subadviser to provide the Board, with reports regarding the management of the Fund during the most recently completed quarter, to include written certifications that the Fund is in compliance with the Fund’s investment objectives and practices, the 1940 Act and applicable rules and regulations under the 1940 Act, and the requirements of Subchapter M of the Code, and otherwise in such form as may be mutually agreed upon by the Adviser and the Fund. The Adviser also will certify quarterly to the Fund that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Adviser has done to seek to ensure such compliance in the future. Annually, the Adviser will furnish a written report, which complies with the requirements of Rule 17j-1, concerning the Adviser’s Code of Ethics to the Fund. Upon written request of the Fund with respect to violations of the Code of Ethics directly affecting the Fund, the Adviser will permit representatives of the Fund to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

(b) The Adviser also will provide the Fund with any information reasonably requested regarding its management of the Fund required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the SEC. The Adviser will promptly inform the Fund if any information in the Prospectus or SAI is (or will become) inaccurate or incomplete.

4. Standard of Care

The Adviser will exercise its best judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Section 4, the term “Adviser” shall include any affiliates of the Adviser performing services for the Fund contemplated hereby and directors, officers and employees of the Adviser and of such affiliates.

5. Adviser’s Duties Regarding Fund Transactions

(a) Placement of Orders. The Adviser will take all actions that it considers necessary to implement the investment policies of the Fund, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Fund with brokers or dealers the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Fund’s agent to give instructions to the Fund’s custodian as to deliveries of securities or other investments and payments of cash for the Fund’s account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the supervision of the Board of Directors and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set out in the Fund’s current Prospectus, subject to provisions (b), (c) and (d) of this Section 5.

(b) Selection of Brokers and Dealers. To the extent permitted by the policy guidelines set out in the Fund’s current Prospectus, in the selection of brokers and dealers to execute portfolio transactions, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Adviser a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the services in terms of either the particular transaction or in terms of the Adviser’s overall responsibilities with respect to the Fund and to any other client accounts or portfolios that the Adviser advises. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

(c) Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Adviser maintains with respect to the Fund or with brokers or dealers that execute transactions for the Fund, and of all research and other services provided to Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

(d) Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of the Fund as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by the Fund with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and the Fund recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Fund.

6. Compensation

For the services rendered, the facilities furnished and the expenses assumed by the Adviser, the Fund shall pay to the Adviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund at the annual rate of 0.90% of an aggregate of (i) the Fund’s average daily net assets and (ii) the proceeds of any outstanding borrowings used for leverage (“average daily net assets” means the average daily value of the total assets of the Fund, including the amount obtained from leverage and any proceeds from the issuance of preferred stock, minus the sum of (i) accrued liabilities of the Fund, (ii) any accrued and unpaid interest on outstanding borrowings and (iii) accumulated dividends on shares of outstanding preferred stock), commencing on the day following effectiveness hereof. For purposes of this calculation, average daily net assets is determined at the end of each month on the basis of the average net assets of the Fund for each day during the month. It is understood that the liquidation preference of any outstanding preferred stock (other than accumulated dividends) is not considered a liability in determining the Fund’s average daily net assets. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs will be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month will be prorated according to the proportion that such period bears to the full monthly period and will be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund’s net assets will be computed at the times and in the manner specified in the Prospectus, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

7. Expenses

(a) The Adviser. Except as may otherwise be provided in Section 7(b) hereof, the Adviser shall (i) provide the staff and personnel necessary to perform its obligations under this Agreement, shall assume and pay or cause to be paid all expenses incurred in connection with the maintenance of such staff and personnel, and, at its own expense, shall provide the office space, facilities, equipment and necessary personnel which it is obligated to provide hereunder; and (ii) pay, or cause affiliates to pay, compensation of all officers of the Fund and all Directors of the Fund who are affiliated persons of the Investment Adviser or any sub-adviser, or an affiliate of the Adviser or any sub-adviser.

(b) The Fund. The Fund will bear all other expenses to be incurred in its operation, including, but not limited to, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Fund’s directors who are not “interested persons” of the Fund; (iv) legal and audit expenses; (v) custodian, registrar and transfer agent fees and expenses; (vi) fees and expenses related to the registration and qualification of the Fund and the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing reports and notices and proxy material to shareholders of the Fund; (viii) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (ix) insurance premiums for fidelity bond and other coverage; (x) investment management fees; (xi) expenses of typesetting for printing prospectuses and statements of additional information and supplements to these documents; (xii) expenses of printing and mailing prospectuses and supplements thereto; and (xiii) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and legal obligations that the Fund may have to indemnify the Fund’s directors, officers and/or employees or agents with respect to these actions, suits or proceedings. It also is understood that if the Adviser or any of its affiliates provide accounting services to the Fund, the Fund will reimburse the Adviser and its affiliates for their costs in providing such accounting services to the Fund using a methodology for determining costs approved by the Board of Directors of the Fund.

8. Services to Other Companies or Accounts

The Fund understands that the Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including any offshore entities or private accounts. The Fund has no objection to the Adviser and its affiliates so acting, provided, that, whenever the Fund and one or more other investment companies or accounts managed or advised by the Adviser and its affiliates have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula reasonably believed to be equitable to each such company and account. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund and understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Adviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement.

9. Affiliated Brokers

The Adviser or any of its affiliates may act as broker in connection with the purchase or sale of securities or other investments for the Fund, subject to: (a) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set out in the Fund’s current prospectus; (b) the provisions of the 1940 Act and the Advisers Act; (c) the provisions of the 1934 Act, including, but not limited to, Section 11(a) thereof; and (d) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Fund for these services in addition to the Adviser’s fees for services under this Agreement.

10. Custody

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of the Fund.

11. Term of Agreement; Termination of Agreement; Amendment of Agreement

(a) Term. This Agreement will become effective             , 2005 (the “Effective Date”), and, unless terminated in accordance with its terms, will continue for an initial two-year term and thereafter so long as such continuance is specifically approved at least annually as required by the 1940 Act.

(b) Termination. This Agreement may be terminated, without penalty, (i) by the Board or by vote of holders of a majority of the outstanding shares of the Fund upon sixty (60) days’ written notice to the Adviser, (ii) by the Adviser upon 60 days’ written notice to the Fund, or (iii) by the Adviser upon 60 days’ written notice to the Fund. This Agreement also will terminate automatically in the event of its assignment.

(c) Amendment. This Agreement may be amended by the parties only if the amendment is specifically approved by: (i) a majority of those directors who are not parties to this Agreement or “interested persons” of any party cast in person at a meeting called for the purpose of voting on the Agreement’s approval; and (ii) if required by applicable law, the vote of a majority of outstanding shares of the Fund.

12. Representations and Covenants of the Fund

The Fund represents and covenants to the Adviser as follows:

(a)	The Fund is duly organized and validly existing under the laws of the State of Maryland with the power to own and possess its assets and carry on its business as the business is now being conducted.

(b)	The execution, delivery and performance by the Fund of this Agreement are within the Fund’s powers and have been duly authorized by all necessary actions by the Fund, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Fund’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Fund.

(c)	The Fund is, or will be prior to commencing operations, registered as a closed-end management investment company under the 1940 Act and the Fund’s shares are (or will be prior to commencing operations) registered under the Securities Act of 1933 and under any applicable state securities laws.

13. Representations and Covenants of the Adviser

The Adviser represents and covenants to the Fund as follows:

(a)	It is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as this business is now being conducted.

(b)	The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser.

(c)	It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(d)	It has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement.

(e)	It (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered or licensed as an investment adviser under the laws of jurisdictions in which its activities require it to be so registered or licensed, and (iii) will promptly notify the Fund of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

(f)	It has provided the Fund with a copy of its Form ADV and will, promptly after making any amendment to its Form ADV, furnish a copy of such amendments to the Adviser. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(g)	It will carry out its responsibilities under this Agreement in compliance with (i) federal and state law, including securities law, governing its activities; (ii) the Fund’s investment objective, policies, and restrictions, as set out in the Prospectus and SAI, as amended from time to time; and (iii) any policies or directives as the Board may from time to time establish or issue and communicate to the Adviser in writing. The Fund will promptly notify the Adviser in writing of changes to (ii) or (iii) above.

(h)	It is not the subject of any proceeding, investigation or inquiry brought by the SEC, the National Association of Securities Dealers, Inc. (or any other self-regulatory organization) or any other federal or state regulator with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder.

14. Cooperation with Regulatory Authorities or Other Actions

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

15. Records

(a) Maintenance of Records. The Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund’s investments that are required to be maintained by the Fund pursuant to the 1940 Act with respect to the Adviser’s responsibilities under this Agreement for the Fund (the “Fund’s Books and Records”).

(b) Ownership of Records. The Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Fund the Fund’s Books and Records upon the request of the Fund; provided, however, that the Adviser may retain copies of the records at its own cost. The Fund’s Books and Records will be made available, within two (2) business days of a written request, to the Fund’s accountants or auditors during regular business hours at the Adviser’s offices. The Fund or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to the Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Fund. The Adviser agrees that the policies and procedures it has established for managing the Fund, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of the Fund, will be made available for inspection by the Fund or its authorized representatives upon reasonable written request within not more than two (2) business days.

16. Survival

All representations and warranties made by the Adviser and the Fund in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

17. Governing Law

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws.

18. Severability

If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

19. Definitions

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term “majority of the outstanding shares” means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of these shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares.

20. Counterparts

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

DOW 30SM PREMIUM & DIVIDEND INCOME FUND INC.

By:
Name:
Title:

IQ INVESTMENT ADVISORS LLC

By:
Name:
Title: